Exhibit 10.22

FIRST AMENDMENT TO
i3 VERTICALS, LLC
AMENDED AND RESTATED EQUITY INCENTIVE PLAN
THIS AMENDMENT to the i3 Verticals Amended and Restated Equity Incentive Plan (the “Plan”) is adopted by i3 Verticals, LLC, a Delaware limited liability company (the “Company”) on October 31, 2017.
RECITALS:
WHEREAS, the Plan was established to provide equity-based incentives to key management and other service providers to the Company and was amended and restated by the Company effective November 29, 2016;
WHEREAS, the Company desires to amend the Plan to include terms that are required to enable the Company to issue awards of Class P Units under an exemption for compensatory equity awards available under California Corporations Code § 25102(o); and
WHEREAS, the Company’s board has approved this amendment in the manner required by the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.     Sections 4(a) and 4(b) are restated as follows:
(a) Reservation of Units. The maximum aggregate number of Class P Units that may be issued pursuant to the Plan is 3,283,808 (the “Management Pool”). This number of Class P Units shall automatically increase at the time that the Company engages in a capital transaction that increases the number of outstanding Units. The Committee will calculate the increase as (i) a number of Class P Units that, when added to the then maximum aggregate number of Class P Units that may be issued pursuant to the Plan, is equal to 12.5% of the total number of shares of Units outstanding (as further defined below), on an as converted and fully diluted basis, immediately following such capital transaction, or (ii) such lesser number as determined by the Committee. In no event shall such annual increase exceed 2,500,000 Units. For purposes of this Section, in order to determine the increased Management Pool size, the Company shall take the total number of Units that are issued and outstanding, plus all securities or debt convertible into Units, plus all warrants and any other securities, minus all existing Class P Units that have been granted and remain outstanding under the Management Pool, and divide such number by 0.875. The product shall then be multiplied by 12.5%. This final number shall then be approved by the Committee as the automatic increase to the Class P Units subject to the Plan. The Committee shall also take appropriate action to reflect this increase on the books and records of the Company under Section 3.2 of the LLC Agreement. Awards of Class P Units to residents of California cannot be made later than ten years after the date of the adoption of this plan by equity holders of the Company.

(b) Adjustments for Recapitalization, Etc. The number of Class P Units reserved in Section 4(a) for issuance under the Plan, and the Class P Units that have been issued under the Plan, shall be proportionately adjusted by the Committee by way of increase or decrease, as the Committee deems appropriate, in the event of a recapitalization, split, consolidation or similar transaction involving the equity of the Company.
2.     Section 6(f) is restated as follows:
(f) No Transfers. No Participant shall transfer any Class P Unit, in whole or in part, or any of its rights under this Plan, except for transfers that are permitted in the LLC Agreement and that would also be permissible under the exemption provided in SEC Rule 701.
IN WITNESS WHEREOF, the undersigned has executed this instrument on this the 31st Day of October, 2017.

i3 VERTICALS, LLC

/s/ Clay Whitson
Clay Whitson, Chief Financial Officer

2